FIRST AMENDMENT TO EMPLOYMENT AGREEMENT



     THE FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made this 14th day of June, 1999 between InteliData Technologies Corporation, Inc., a Delaware corporation (the "Company") and Albert N. Wergley, a Virginia resident (the "Executive").

     WHEREAS, Executive and the Company have entered into an Employment Agreement dated December 17, 1997, (the "Employment Agreement"), and the Company and Executive desire to amend the Employment Agreement;

     NOW, THEREFORE, for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Company and Executive agree as follows:

     Section 2.1. Annual Base Salary. Amend Section 2.1 to set the Annual Base Salary to be not less than $200,000 per year.

     Section 2.6.  Additional Options.  Add Section 2.6 as follows:

     "Executive shall be granted options to purchase 50,000 shares of the Company's Common Stock under the Company's 1996 Incentive Plan. The grant date shall be June 14, 1999, the exercise price shall be $2.00 per share, the options shall vest 50% on June 14, 2000 and 50% on June 14, 2001, and the option grant shall expire on June 14, 2007."

     Section 3.2 (d). Termination of Employment. "By the Executive." Amend subsection (d)(ii) of Section 3.2 by changing "ninety (90) days" to "thirty (30) days".

     Section 3.3(d). Compensation and Benefits Following Termination. "For Cause or By the Executive." Amend subsection (d) of Section 3.3 to add the following to the end of the subsection:

     "In the event that the  Executive  terminates  his  employment  pursuant to
     Section 3.2 (d)(iii), the Executive shall be entitled to an additional severance benefit as follows:

     (i) If the termination date is subsequent to September 30, 1999, the Executive shall be paid a lump sum payment of one month's salary and the Company shall pay applicable COBRA premiums for family medical, dental and vision health plan benefits for one month after termination.

     (ii) If the termination date is subsequent to December 31, 1999, the Executive shall be paid a lump sum payment of two month's salary and the Company shall pay applicable COBRA premiums for family medical, dental and vision health plan benefits for two months after termination.
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     (iii)  If the  termination  date is  subsequent  to  March  31,  2000,  the
     Executive shall be paid a lump sum payment of three month's salary and the Company shall pay applicable COBRA premiums for family medical, dental and vision health plan benefits for three months after termination.

     This Amendment, and the rights of the parties hereunder, shall be governed by and constructed in accordance with the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, Executive and the Company have executed and delivered this Agreement of the date first shown above.

                                      EXECUTIVE:

                                      /s/ Albert N. Wergley
                                      ----------------------
                                      Albert N. Wergley


                                      THE COMPANY:

                                      InteliData Technologies Corporation


                                      By: /s/ Alfred S. Dominick, Jr.
                                      -------------------------------
                                      Alfred S. Dominick, Jr.
                                      President and Chief Executive Officer